Exhibits 5 and 23.2
100 East State Street │P.O. Box 1309 │Montpelier, VT 05601-1309

August 8, 2016

Board of Directors
Community Bancorp.
4811 Route 5
Derby, VT 05829

Re: Issuance of Common Stock under Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Community Bancorp., a Vermont corporation (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 500,000 shares of common stock of the Company, $2.50 par value per share (the “Shares”), which may be offered and sold from time to time through the Company stock fund under the Company’s Retirement Savings Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering such opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to questions of fact material to our opinion, with your permission we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that, to the extent the Shares offered and sold pursuant to the Plan constitute newly-issued shares of the Company’s common stock, such Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Vermont.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ Primmer Piper Eggleston & Cramer PC

Primmer Piper Eggleston & Cramer PC